Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1 MEF)  filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 30, 2022, with respect to the financial statements of Agile Therapeutics, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-264960) and related Prospectus of Agile Therapeutics, Inc. for the registration of its common stock, Series A-1 warrants, Series A-2 warrants and Series B pre-funded warrants.

/s/ Ernst & Young LLP

Iselin, New Jersey

July 1, 2022